Ex 99.1

Silverleaf Announces Extension of $106 Million Senior Credit Facility

DALLAS--(BUSINESS WIRE) — February 16, 2010 --- Silverleaf Resorts, Inc. (NASDAQ: SVLF) today announced the extension of its receivables-based revolving credit facility with UBS Real Estate Securities Inc. (“UBS”).  The facility is set up through Silverleaf’s wholly-owned and fully consolidated special purpose finance subsidiary, Silverleaf Finance IV, LLC (“SF-IV”), a Delaware limited liability company.

The new initial maximum commitment amount of the variable funding note (“VFN”) issued under the facility is $106 million, which maximum commitment amount decreases to $100 million on June 30, 2010.  The scheduled funding period under the VFN initially ended in September 2009, but has been reinstated and extended to February 2011, and the final scheduled settlement date has been extended from September 2011 to February 2013.  The interest rate will increase from Prime to LIBOR plus 5.00%.

The VFN is secured by customer notes receivable sold by Silverleaf to SF-IV.  Proceeds from the sale of additional customer notes to SF-IV will be used to fund normal business operations and for general working capital purposes.  Silverleaf will continue to service the customer notes sold to SF-IV under the terms of an agreement with the indenture trustee and SF-IV.

Thomas J. Morris, Executive Vice President of Capital Markets and Strategic Planning, commented, “The continued support of our senior lenders has been critical during this uncertain period surrounding the credit and capital markets.  The renewal of this facility once again allows us access to the capital markets and low cost capital providing further validation of our business model.  Considered in combination with our other senior credit facilities, we believe the extension of this revolving securitization addresses our liquidity needs through 2010.”

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, an indoor water park, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2008 Annual Report on Form 10-K filed on March 10, 2009.

For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218